UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 2, 2011

Catasys, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-31932	88-0464853
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11150 Santa Monica Boulevard, Suite 1500 Los Angeles, California	90025
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (310) 444-4300

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On September 2, 2011, Catasys, Inc. (the “Company”) issued a press release announcing that the Board of Directors of the Company (the “Board of Directors”) declared a reverse stock split of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), at a ratio of one-for-forty.  The reverse stock split will be effective on September 6, 2011. The Company’s stockholders approved the reverse stock split on March 4, 2011, and the Board of Directors authorized the implementation of the reverse stock split on August 1, 2011.

As a result of the reverse stock split, every forty shares of the Company’s issued and outstanding Common Stock will be combined into one share of Common Stock. Any fractional shares resulting from the reverse stock split will be paid in cash to the stockholder. The reverse stock split will reduce the number of the Company’s outstanding shares of Common Stock from 847.2 million to approximately 21.2 million.

A copy of press release announcing the reverse stock split is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)  Exhibits.

99.1           Press Release dated September 2, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Catasys, Inc.

September 2, 2011	By:	/s/ SUSAN E. ETZEL
Susan E. Etzel
Chief Financial Officer